Exhibit 10.15

May 31, 2007	EXHIBIT “A”	430 North McCarthy Blvd Milpitas, California 95035 USA

Michael Ricci		408 546-5000
C/O JDSU		www.jdsu.com
430 N. McCarthy Blvd
Milpitas, CA 95035

Re:	Separation from JDS Uniphase Corporation on May 31, 2007

Dear Mike:

This letter agreement (“Agreement”) will confirm the terms of your separation from your employment with JDS Uniphase Corporation and its subsidiaries and affiliated entities (the “Company” or “JDSU”) effective May 31, 2007 (the “Termination Date”). The Effective Date of this Agreement will be the 8th day following the date of your signature below.

On or before the Termination Date the Company will provide you with your final paycheck, which will include all accrued, but unpaid base pay and accrued ESPP contributions, if any. Additionally, within seven (7) days of the Effective Date of this Agreement, the Company shall provide you with a lump sum severance payment of $150,000.00, less applicable withholdings as required by local, state and federal law. The lump sum severance payment represents six months of your base pay. Any stock options and other equity incentive awards, including restricted stock units, previously granted to you that are not vested as of the Termination Date will be cancelled and you will have 90 days from the Termination Date to exercise vested stock options.

Upon the termination of your employment you will be eligible for COBRA benefits continuation. A package containing appropriate COBRA information will be mailed to you shortly after your termination by the Company’s outside vendor that manages this program for JDSU. As well, should you elect COBRA benefits continuation the Company will provide financial assistance towards this cost. Specifically, the Company will contribute an amount equal to the Company’s then current contribution to the cost of your health care benefits until the earlier of (a) six months following your termination date, or (b) the date that you receive coverage under any other comparable group health plan (as defined in section 4980B(g)(2) of the Internal Revenue Code). Also, you will be eligible for a senior management level package of outplacement services to be provided through the Company’s chosen vendor, about which further information will be provided by Human Resources. All severance payments will be subject to any legally required withholdings and deductions.

Finally, the Company will provide you with credit for a payment of $137,500.00, representing half of your FY2007 Executive Stabilization Program incentive bonus.

The Company hereby reaffirms its continuing obligations to you pursuant to the Company’s Articles, Bylaws and applicable law to defend and indemnify you against claims,

actions and causes of action arising out of your employment and service to the Company. For clarity, these obligations will survive the Effective Date of this Agreement. You will also continue to be covered under the applicable Company insurance policies relative to such claims. You agree to assist the Company as reasonable necessary to effectuate the obligations reaffirmed under this paragraph.

Your employee Proprietary Information and Assignment of Inventions Agreement signed upon commencement of your employment will continue in full force and effect in accordance with its terms. Except as described in this letter, any further rights under any other agreements, whether written or oral, shall be terminated as of the Effective Date hereof, including without limitation any right to severance payments, bonus payments, stock option or other equity award vesting or other benefits. This Agreement shall represent the entire understanding between you and the Company regarding the terms of your employment and termination of employment, will supersede any previous discussions and understandings, and may not be modified except in writing signed by you and the Company.

In consideration of the terms of this Agreement and exchange for the benefits described above, you agree, on behalf of yourself, your successors and your assigns, to release and absolutely discharge the Company and its present and former officers, directors, agents, employees, attorneys, insurers and affiliated entities from any claims, actions and causes of action, known or unknown, that you may now have, or at any other time had, or shall or may have against these released parties including claims arising from or related to your employment, the termination of your employment, or any other matter, cause, fact, thing, act or omission whatsoever occurring or existing at any time up to and including the date of execution of this Agreement, including but not limited to claims for compensation (including bonus and severance payments), stock options or claimed rights related to stock options, breach of contract, wrongful termination, retaliation, fraud, misrepresentation, unfair business practices, breach of fiduciary duty, personal injury, defamation or national origin, race, color, age, sex, sexual orientation, religious, disability, medical condition or other discrimination or harassment under the Civil Rights Act of 1964, the Family and Medical Leave Act, the Age Discrimination In Employment Act of 1967 (including the Older Workers’ Benefit Protection Act), the Americans with Disabilities Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, the Worker Adjustment and Retraining Notification Act, the California Fair Employment and Housing Act, the California Labor Code (and analogous laws of any other state), state and federal securities laws or any other applicable law, all as they have been or may be amended. To the fullest extent permitted by law, you agree not to file any claim, action or demand based on any of the matters released above.

You agree to return all Company property, including, without limitation, all books, manuals, records, reports, notes, contracts, lists, blueprints, and other documents, or materials, or copies thereof, and equipment furnished to or prepared by you in the course of or incident to your employment. Further, you agree that you will not make or publish, either orally or in writing, any disparaging statement regarding the Company, its employees, clients, vendors, or customers, or in any way impede or interfere with the Company’s customer, vendor and employee relationships.

You agree that this release specifically covers known and unknown claims and you waive your rights under Section 1542 of the California Civil Code or under any comparable law of any other jurisdiction. Section 1542 states: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor”.

Further, you agree that you will not make or publish, either orally or in writing, any disparaging statement regarding the Company, its employees, clients, vendors, or customers, or in any way impede or interfere with the Company’s customer, supplier and employee relationships. In order to insure that there is no subsequent dispute regarding such potential impedance or interference, you agree that for a period of one (1) year after the Termination Date you will not, for yourself or any third party, directly or indirectly solicit or recommend for employment any person who was employed by the Company as of the Termination Date. You understand that your acceptance of and agreement to the provisions of this paragraph are material factors in the Company’s willingness to enter into this Agreement.

If any provision of this Agreement is for any reason found by an arbitrator or a court of competent jurisdiction to be unenforceable, the remainder of this Agreement shall continue in full force and effect.

You agree that you have been advised that you have twenty-one (21) days to consider the terms of this Agreement (but may sign it at any time beforehand if you so desire), and that you can consult an attorney in doing so. You also understand that you can revoke your acceptance of the terms of this Agreement within seven (7) days of signing it by sending a certified letter to that effect to the Company’s General Counsel. Notwithstanding the foregoing, you agree that the portion of this Agreement that pertains to the release of claims under the ADEA shall not become effective or enforceable until the seven (7) day revocation period has expired, but that all other terms of this Agreement will become effective upon your signature below.

Very Truly Yours,

Brett Hooper
Vice President, Human Resources

Agreed and Accepted:	Date:

Michael Ricci